                                                                     EXHIBIT 5.1

                                October 31, 1997

                                                                          DIG3-4



Digital Video Systems, Inc.
160 Knowles Road
Los Gatos, California  95030


  Re: Registration Statement on Form S-8
      ----------------------------------

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") of Digital Video Systems, Inc. (the "Company"), and the exhibits filed in connection therewith, which you are filing with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to (i) 2,825,852 shares of the Company's common stock, par value $0.0001 per share ("Common Stock") issuable upon the exercise of options previously granted and available for grant under the Company's 1993 Amended and Restated Stock Option Plan (the "1993 Plan"); (ii) 1,500,000 shares of Common Stock issuable upon the exercise of options previously granted and available for grant under the Company's 1996 Stock Option Plan (the "1996 Plan"); and (iii) 500,000 shares of Common Stock issuable upon the purchase of shares of Common Stock which may be sold under the Company's 1997 Employee Stock Purchase Plan (the "1997 Plan," and together with the 1993 Plan and the 1996 Plan, the "Plans").

     For purposes of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of the Plans and of such documents, corporate records and other instruments relating to the adoption and implementation of the Plans as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Digital Video Systems, Inc.
October 31, 1997
Page 2


     Based on the foregoing examination, we are of the opinion that (i) the shares of Common Stock issuable upon exercise of stock options granted or to be granted pursuant to the 1993 Plan and the 1996 Plan are duly authorized and, when issued and paid for in accordance with the 1993 Plan and the 1996 Plan, respectively, will be validly issued, fully paid and nonassessable; and (ii) the shares of Common Stock issuable under 1997 Plan are duly authorized, and when issued and paid for in accordance with the 1997 Plan, will be validly issued, fully paid and nonassessable.

     We consent to the use of our name under Part II, Item 5 of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ TROY & GOULD

                                    TROY & GOULD
                                    Professional Corporation